As filed with the Securities and Exchange Commission on July 28, 2010

Registration No. 333-164024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNITED STATES COMMODITY INDEX FUNDS TRUST

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	27-1537655
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

United States Commodity Funds LLC 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600	Nicholas D. Gerber 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James M. Cain, Esq.
W. Thomas Conner, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2415
202.383.0100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Units of United States Commodity Index Fund	50,000,000	$50.00	$2,500,000,000	$178,250

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 6 is being filed solely for the purpose of filing exhibit 5.1 to the Registration Statement (Registration No. 333-164024). This Amendment No. 6 does not modify any provision of the preliminary prospectus constituting Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 6 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
Amount SEC registration fee (actual)	$178,250
NYSE Arca Listing Fee (actual)	$5,000
FINRA filing fees (actual)	$75,500
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$2,500
Legal fees and expenses (estimate)	$375,000
Printing expenses (estimate)	$37,440
Miscellaneous expenses	N/A
Total	$673,690

Item 14. Indemnification of Directors and Officers

The Sponsor, the Trustee and their respective Affiliates (collectively, “Covered Persons”) shall have no liability to the United States Commodity Index Funds Trust (the “Trust”), United States Commodity Index Fund (“USCI”), or to any unitholder for any loss suffered by the Trust or USCI which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust or USCI and such course of conduct did not constitute gross negligence or willful misconduct of such Covered Person. A Covered Person shall not be liable for the conduct or willful misconduct of any administrator or other delegatee selected by the Sponsor with reasonable care, provided, however, that the Trustee and its affiliates shall not, under any circumstances be liable for the conduct or willful misconduct of any administrator or other delegatee or any other person selected by the Sponsor to provide services to the Trust.

The Sponsor shall be indemnified by the Trust (or by a series separately to the extent the matter in question relates to a single series or disproportionately affects a specific series in relation to other series) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust or USCI, as applicable, provided that (i) the Sponsor was acting on behalf of or performing services for the Trust or USCI, as applicable and has determined, in good faith, that such course of conduct was in the best interests of the Trust or USCI, as applicable and such liability or loss was not the result of gross negligence, willful misconduct, or a breach of the Trust’s Amended and Restated Trust Agreement (“Trust Agreement”) on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the assets of the applicable series. All rights to indemnification permitted provided for under the Trust Agreement shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Bankruptcy Code by or against the Sponsor.

The payment of any indemnification shall be allocated, as appropriate, among the Trust’s series. The Trust and its series shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is prohibited under the Trust Agreement.

Expenses incurred in defending a threatened or pending action, suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a party other than the Trust; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification.

In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any liability or expense as a result of or in connection with any unitholder’s (or assignee’s) obligations or liabilities unrelated to the Trust business, such unitholder (or assignees cumulatively) is required under the Trust Agreement to indemnify the Trust for all such liability and expense incurred, including attorneys’ and accountants’ fees.

The Trustee will not be liable or accountable to the Trust or to any other person or under any other agreement to which the Trust is a party, except for the Trustee’s own gross negligence or willful misconduct. The Sponsor also indemnifies the Trustee and its successors, assigns, legal representatives, officers, directors, shareholders, employees, agents and servants from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including reasonable legal fees and expenses) in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee, except for to the extent resulting from the gross negligence or willful misconduct of any of the indemnified parties.

Item 15. Recent Sales of Unregistered Securities

On December 21, 2009, the Sponsor made a $1,000 capital contribution to USCI. In connection with the commencement of the offering, the Sponsor will receive 20 Sponsor’s Units of USCI to be issued in exchange for the previously received capital contribution, representing a beneficial interest in the pool. The Sponsor is 100% owned by Wainwright Holdings, Inc. which is controlled by the President of the Sponsor.

The above-described transaction was exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction not involving a public offering. No general solicitation was made by USCI, the Trust or any person acting on their behalf; the securities sold are subject to transfer restrictions and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1***	Certificate of Statutory Trust of the registrant.
3.2***	Declaration of Trust and Trust Agreement of the registrant.
3.3	Amended and Restated Declaration of Trust and Trust Agreement (included as Appendix B to the prospectus).
3.4**	Fourth Amended and Restated Limited Liability Company Agreement of the Sponsor.
5.1*	Opinion of Richards, Layton & Finger, P.A. relating to the legality of the Units.
8.1*****	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*****	Form of Authorized Purchaser Agreement.
10.2*****	Marketing Agent Agreement.
10.3*****	Custodian Agreement.
10.4*****	Administrative Agency Agreement.
10.5****	Licensing Agreement.
10.6****	Advisory Agreement.
23.1*	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).
23.2(a)*****	Consent of independent registered public accounting firm.
23.2(b)*****	Consent of independent registered public accounting firm.

*	Filed herein.
**	Incorporated by reference to the Quarterly Report on Form 10-Q for the United States Oil Fund, LP, for the period ended September 30, 2009, filed on November 9, 2009.
***	Incorporated by reference to the Registrant’s initial Registration Statement on Form S-1 filed on December 24, 2009.
****	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on June 21, 2010.
*****	Incorporated by reference to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed on July 23, 2010.

(b) Financial Statement Schedules

The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) To send to each limited partner at least on an annual basis a detailed statement of any transactions with the Sponsor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Sponsor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moraga, state of California, on July 27, 2010.

UNITED STATES COMMODITY INDEX FUNDS TRUST
By: United States Commodity Funds LLC as Sponsor
By: /s/ Nicholas D. Gerber Nicholas D. Gerber Chief Executive Officer of United States Commodity Funds LLC

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Title	Date
/s/ Nicholas D. Gerber Nicholas D. Gerber	Chief Executive Officer of United States Commodity Funds LLC (Principal Executed Officer)	July 27, 2010
/s/ Howard Mah Howard Mah	Chief Financial Officer and Secretary of United States Commodity Funds LLC (Principal Financial and Accounting Officer)	July 27, 2010
*	The Registrant is a trust and the persons are signing in their capacities as officers of United States Commodity Funds LLC, the Sponsor of the Registrant.

EXHIBIT INDEX

Exhibit No.	Description
3.1***	Certificate of Statutory Trust of the registrant.
3.2***	Declaration of Trust and Trust Agreement of the registrant.
3.3	Amended and Restated Declaration of Trust and Trust Agreement (included as Appendix B to the prospectus).
3.4**	Fourth Amended and Restated Limited Liability Company Agreement of the Sponsor.
5.1*	Opinion of Richards, Layton & Finger, P.A. relating to the legality of the Units.
8.1*****	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*****	Form of Authorized Purchaser Agreement.
10.2*****	Marketing Agent Agreement.
10.3*****	Custodian Agreement.
10.4*****	Administrative Agency Agreement.
10.5****	Licensing Agreement.
10.6****	Advisory Agreement.
23.1*	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).
23.2(a)*****	Consent of independent registered public accounting firm.
23.2(b)*****	Consent of independent registered public accounting firm.

*	Filed herein.
**	Incorporated by reference to the Quarterly Report on Form 10-Q for the United States Oil Fund, LP, for the period ended September 30, 2009, filed on November 9, 2009.
***	Incorporated by reference to the Registrant’s initial Registration Statement on Form S-1 filed on December 24, 2009.
****	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on June 21, 2010.
*****	Incorporated by reference to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed on July 23, 2010.